Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Deutsche Portfolio Trust on Form N-1A (“Registration Statement”) of our report dated March 25, 2015, relating to the financial statements and financial highlights which appears in the January 31, 2015 Annual Report to the Shareholders of Deutsche Core Plus Income Fund, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 27, 2015